                               PRICING AGREEMENT
                               -----------------

                                                                November 7, 1996

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

  Weeks Corporation, a Georgia corporation (the "Company") and the owner of 100% of the shares of both Weeks GP Holdings, Inc. ("Weeks GP") and Weeks LP Holdings, Inc. ("Weeks LP"), the general partner and a limited partner, respectively, of Weeks Realty, L.P., a Georgia limited partnership (the "Operating Partnership"), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated November 6, 1995, as herein modified (the "Underwriting Agreement"), to issue and sell to the Underwriters named in Schedule I hereto (the "Underwriters") the Shares specified in Schedule II hereto (the "Designated Shares" consisting of Firm Shares and any Optional Shares the Underwriters may elect to purchase). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Shares which are the subject of this Pricing Agreement. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. Pursuant to Section 1 of the Underwriting Agreement, the Underwriters are also the "Representatives" under the Underwriting Agreement. The address of the Underwriters is set forth in Schedule II hereto.

  An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Shares, in the form heretofore delivered to you is now proposed to be filed with the Commission.

  Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, (a) the Company agrees to issue and sell to the Underwriters, and the Underwriters agree to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the number of Firm Shares set forth opposite the name of such Underwriters in Schedule I hereto and, (b) in the event and to the extent that the Underwriters shall exercise the election to purchase Optional Shares, as provided below, the Company agrees to issue and sell to the Underwriters, and the Underwriters agree to purchase from the Company at the purchase price to the Underwriters set forth in Schedule II hereto, that portion of the number of Optional Shares as to which such election shall have been exercised.

  The Company hereby grants to the Underwriters the right to purchase at its election up to the number of Optional Shares set forth opposite the name of such Underwriters in Schedule I hereto on the terms referred to in the paragraph above for the sole purpose of covering overallotments in the sale of the Firm Shares. Any such election to purchase Optional Shares may be exercised by written notice from the Underwriters to the Company given within a period of 30 calendar days after the date of this Pricing Agreement, setting forth the aggregate number of Optional Shares to be purchased and the date on which such Optional Shares are to be delivered, as determined by the Underwriters, but in no event earlier than the First Time of Delivery or, unless the Underwriters and the Company otherwise agree in writing, no earlier than two or later than ten business days after the date of such notice.

  Section 2(g) of the Underwriting Agreement is hereby deleted and replaced by the following:

  (g) The authorized capitalization of the Company and its consolidated subsidiaries is as set forth in the Prospectus, and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P., as amended by the First Amendment to the Second Amended and Restated Agreement of Limited Partnership of Weeks Realty, L.P. (the "Operating Partnership Agreement") and the partnership agreement of each other partnership subsidiary of the Company or the Operating Partnership, as the case may be, have been duly authorized, executed and delivered by each partner thereof and is valid, legally binding and enforceable in accordance with its terms; and all of the partnership interests in the Operating Partnership and each other partnership subsidiary of the Company or the Operating Partnership, as the case may be, and all of the issued shares of capital stock of each corporate subsidiary of the Company or the Operating Partnership, as the case may be, have been duly and validly authorized and issued, are fully paid and, in the case of corporate subsidiaries, are non-assessable, and (except as described in the Prospectus) are owned directly or indirectly by the Company or the Operating Partnership, free and clear of all liens, encumbrances, equities or claims;

  If the foregoing is in accordance with your understanding, please sign and return to us one for the Company, one for the Operating Partnership and one for the Underwriters plus one for counsel thereof, and upon acceptance hereof by you, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between the Underwriters, the Company and the Operating Partnership.

                                    Very truly yours,

                                    WEEKS CORPORATION

                                    By: /s/ David P. Stockert
                                       ________________________________________
                                        Name: David P. Stockert
                                        Title: Chief Financial Officer

                                    WEEKS REALTY, L.P.

                                    By: WEEKS GP HOLDINGS, INC.,
                                        its General Partner

                                    By: /s/ David P. Stockert
                                       ________________________________________
                                        Name: David P. Stockert
                                        Title:



Accepted as of the date hereof:
Goldman, Sachs & Co.


---------------------------------------
    (Goldman, Sachs & Co.)

                                  SCHEDULE I

                                                       MAXIMUM NUMBER
                               NUMBER OF                OF OPTIONAL
                              FIRM SHARES               SHARES WHICH
UNDERWRITER                 TO BE PURCHASED           MAY BE PURCHASED
-----------                 ---------------           ----------------
Goldman, Sachs & Co.           2,250,000                   323,333

TOTAL                          2,250,000                   323,333